UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2017

STRATEGIC ACQUISITIONS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-28963

Nevada	13-3506506
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

100 Wall Street, 7th Floor, New York, NY	10005
(Address of principal executive offices)	(Zip Code)

(212) 878-6550

(Registrant’s telephone number, including area code)

2 Gold Street, PH 12, New York, NY 10038

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On October 13, 2017, Strategic Acquisition, Inc. (the “Company” or the “Registrant”) issued 625,000 unregistered restricted shares of common stock, par value $0.001 to Nextcoal International, Inc., a Wyoming corporation, in exchange for $250,000. This represents a purchase price of $0.40 per share. The funds will be used to further capitalize the Company. Prior to the issuance of these shares, the Company had 1,890,000 shares of its Common Stock issued and outstanding. Upon the issuance of these shares, the Company now has 2,515,000 shares of its Common Stock issued and outstanding.

The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and Rule 506. We believed that Section 4(2) was available because the offer and sale did not involve a public offering and there was not general solicitation or general advertising involved in the offer or sale.

The President of Nextcoal International has long-term pre-existing business relationship with the Company. The Company did not engage in any form of general solicitation or general advertising in connection with this transaction. Nextcoal International was provided access to all material information, and was afforded access to our management in connection with this transaction. They acquired these securities for investment and not with a view toward distribution, acknowledging such intent to us. They understood the ramifications of their actions. The shares have a legend restricting transferability absent registration or applicable exemption.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 16, 2017, the Board of Directors (“Board”) of Strategic Acquisitions, Inc. unanimously approved a new Board member. The Board has identified Jonathan Braun to serve on the Board of Directors. Mr. Braun is President of NextCoal International, Inc., a shareholder that owns approximately 35% of the Corporation’s issued and outstanding shares, and plans to acquire additional ownership in the Corporation.

The Board nominated and approved Jonathan Braun to serve as a Director. Jonathan Braun accepted the nomination and position as Director. He will serve on the Board, until his successor shall be appointed and shall qualify or until the earlier of his resignation or removal in the manner provided for in the By-laws of the Corporation.

Biography of Jonathan Braun

Mr. Jonathan Braun brings risk management, strategic decision making, business insights, as well as a global perspective, to the Board. He is a veteran professional journalist and public relations executive and consultant with both private and public company senior management experience in the fields of traditional and new media, alternative and conventional energy, and natural resources exploration and development.

From 2012 to Present, Founder and President of NextCoal International, Inc., an emerging biofuels company, he is deeply engaged in the development of sustainable woody biomass-based projects, including the identification and evaluation of technologies for converting woody biomass into a fossil coal substitute commonly called biocoal. During this time, he has also provided domestic and international companies with public relations and business development consulting services in several fields, including bioenergy, utilization of traditional and advanced forest products, rural economic development and international trade with a special focus on trade between the United States and Japan.

June, 2017 to Present, Mr. Braun has served as the President of the American Jewish Japan Society, a recently formed nonprofit organization that is dedicated to fostering friendship and understanding between the American Jewish community and the people of Japan.

September, 2016 to Present, Mr. Braun’s professional journalism experience includes serving as a contributing author to Parade Magazine.

Education:

MS degree from Columbia University’s Graduate School of Journalism (June 1972) and a BA degree in political science from the City College of New York (June 1971), graduated Phi Beta Kappa with magna cum laude honors.

Item 8.01 – Other Events

Change of Corporate Address

Effective October 16, 2017, Strategic Acquisitions, Inc. has changed its corporate headquarters from: 2 Gold Street, PH 12, New York, NY 10038 to: 100 Wall Street, 7th Floor, New York, NY 10005. The Company's new telephone is: (212) 878-6550. The new corporate address represents the Company's nerve center.

Related Party Transaction

The office space for the Company’s new corporate headquarters is being licensed to the Company by Westminster Securities Corp. (“Westminster”). Strategic Acquisitions and Westminster have entered into a one year license agreement starting October 15, 2017 through October 15, 2018, and continuing month-to-month thereafter at a cost of $3,500 per month for a maximum of two occupants. The facilities include a small furnished office, shared conference room and restrooms. Mr. O’Shea is the President of Strategic Acquisitions, Inc. and he owns 100% of Westminster.

The officers and directors of the Company are involved in other business activities and may, in the future, become involved in additional business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Strategic Acquisition, Inc.
Registrant

Date: October 16, 2017	By: /s/ John P. O'Shea
John P. O'Shea, President